UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 22, 2016

SOCIAL REALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54996	45-2925231
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

456 Seaton Street, Los Angeles, CA  90013

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (323) 694-9800 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On August 22, 2016 Social Reality, Inc. entered into a Forbearance Agreement with Victory Park Management, LLC, as administrative agent and collateral agent for the lenders and holders ("VPC") under the Financing Agreement dated October 30, 2014, as amended (the "Financing Agreement").  We previously advised VPC that we would not be in compliance with certain financial covenants contained in the Financing Agreement for the second or third quarters of 2016.  At June 30, 2016 we had $11.5 million outstanding under the Financing Agreement.

Under the terms of the Forbearance Agreement, until the earlier of either the expiration of the Forbearance Period, which is defined to mean the date when all conditions of the agreement have been satisfied, or the Forbearance Termination Date of January 1, 2017,  the lenders nor VPC have agreed not to take any actions, including declaring an event of default or otherwise accelerating the obligations owed under the Financing Agreement, related to our failure solely to comply with the financial covenants for the periods ended June 30, 2016 and September 30, 2016.  During the Forbearance Period, beginning on July 1, 2016 the PIK interest rate of the outstanding amounts due under the Financing Agreement increased by 3% per annun to 7% per annum.  Our monthly cash interest payments remain unchanged at 10% per annum.  We are also required to pay all amounts due under the Financing Agreement on or before December 31, 2016.  We agreed to pay a forbearance fee to VPC of $115,321.79 together with legal fees of VPC's counsel not to exceed $25,000.

The foregoing description of the terms and conditions of the Forbearance Agreement is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.46 to this report.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

10.46

Forbearance Agreement dated August 22, 2016 by and among Social Reality, Inc., Steel Media, Five Delta, Inc., the lenders and Victory Park Management, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCIAL REALITY, INC.

Date: August 24, 2016	By:	/s/ Christopher Miglino
Christopher Miglino, Chief Executive Officer